EXHIBIT 10.5

AMENDMENT NUMBER TWO

TO THE

HENRY SCHEIN, INC.

1996 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

WHEREAS, Henry Schein, Inc. (the “Company”) maintains the Henry Schein, Inc. 1996 Non-Employee Director Stock Incentive Plan, amended and restated effective as of April 1, 2003 (the “Plan”);

WHEREAS, pursuant to Section 12 of the Plan, the Company has reserved the right to amend the Plan;

WHEREAS, the Company desires to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder; and

WHEREAS, pursuant to Section 12 of the Plan, approval by the Company’s stockholders is not required with respect to these amendments.

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2005 as follows:

1.	Section 2(k) of the Plan is amended in its entirety to read as follows:

“(k) ‘Disability’ means a permanent and total disability, as determined by the Committee in its sole discretion, provided that in no event shall any disability that is not a permanent and total disability within the meaning of Section 22(e)(3) of the Code be treated as a Disability. A Disability shall be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.”

2.	Section 2(m)(iv) of the Plan is amended in its entirety to read as follows:

“(iv) If the Common Stock is not publicly traded, such amount as is set by the Committee in good faith taking into account Section 409A of the Code.”

3.	Section 4(a) of the Plan is amended by inserting the following new sentence immediately before the third sentence therein:

“Subject to the foregoing, the Committee shall also have full authority to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Option or Other Stock-Based Award under the Plan shall be deferred either automatically or at the election of the Participant in any case, in a manner intended to comply with Section 409A of the Code.”

4.	Section 8(a)(i) of the Plan is amended in its entirety to read as follows:

“(i) In the event of the Participant's death, such Options shall remain exercisable (by the Participant's estate or by the person given authority to exercise such Options by the Participant's will or by operation of law) for a period of one (1) year from the date of the Participant's death, provided that the Committee in its discretion, may at any time extend such time period to up to three (3) years from the date of the Participant's death, but in no event beyond the expiration of the stated term of such Options.”

5.	Section 8(a)(ii) of the Plan is amended in its entirety to read as follows:

“(ii) In the event the Participant retires at or after age 65 (or, with the consent of the Committee, before age 65), or if the Participant's services terminate due to Disability, such Options shall remain exercisable for one (1) year from the date of the Participant's Termination of Services, provided that the Committee, in its discretion, may at any time extend such time period to up to three (3) years from the date of the Participant's Termination of Services, but in no event beyond the expiration of the stated term of such Options.”

6.	Section 8(c) of the Plan is amended in its entirety to read as follows:

“(c) Other Termination. In the event of Termination of Services for any reason other than as provided in Section 8(a) and 8(b), all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Services shall remain exercisable (to the extent exercisable by such Participant immediately before such termination) for a period of three (3) months after such termination, provided that the Committee in its discretion may extend such time period to up to one (1) year from the date of the Participant's Termination of Services, but in no event beyond the expiration of the stated term of such Options.”

7.	Subsection (h) is hereby added to the end of Section 15 of the Plan to read as follows:

“(h) Section 409A of the Code.  To the extent applicable, the Plan is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. In the event that any arrangement provided for under the Plan constitutes a nonqualified deferred compensation arrangement under Code Section 409A, it is intended that such arrangement be designed in a manner that complies with Code Section 409A. Any amounts deferred hereunder that are subject to Code Section 409A and payable to a ‘specified employee’ (within the meaning of such term under Code Section 409A and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), except in the event of death, shall be delayed in accordance with the requirements of Code Section 409A until the day immediately following the six month anniversary of such employee’s “separation of service” within the meaning of Code Section 409A (and the guidance issued thereunder). A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service. Notwithstanding the foregoing, the Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Code Section 409A and the guidance issued thereunder.”

IN WITNESS WHEREOF, this amendment has been executed December 12, 2008.

                                                              HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Title: Senior Vice President

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